Exhibit 10.08

EXECUTIVE BENEFIT PLAN MASTER AGREEMENT

This Executive Benefit Master Agreement is established this 1st day of February 2000, by Anna’s Linen Company of Santa Ana, California, a corporation organized and existing under the laws of the State of California; hereinafter referred to as “CORPORATION”, and certain select key employees; hereinafter referred to as “KEY EXECUTIVE”, who shall elect to become a party to this Master Agreement by execution of a Joinder Agreement in a form provided by Corporation.

Key Executives have now and for years past faithfully served the Corporation and the Board of Directors by Resolution has declared that their services have been of exceptional merit; in excess of compensation paid and an invaluable contribution to the profits and position of Corporation in its field of business activity.

Key Executive desires to irrevocably reduce certain amounts of future compensation under a Deferred Compensation arrangement hereunder with the Corporation under which he will receive certain payments upon disability, retirement or, death benefits to the Key Executive’s named beneficiaries in the event of premature death while employed by Corporation. Corporation further agrees to provide contributions for benefits, as above described, through a Salary Continuation arrangement under such terms as will be later-defined.

Accordingly, it is to the mutual benefit of both the Corporation and the Key Executives that the employment relationship continue; and based upon the Key Executives’ services performed in the past and those to be performed in the future, Corporation agrees to provide the following Executive Benefits:

I.	ARTICLE ONE – DEFINITIONS

A.	Normal Retirement Date:

The Normal Retirement Date shall mean retirement from service with the Corporation which becomes effective on the first day of the calendar month following the later of the month in which the Key Executive reaches his 65th birthday, or ten (10) years of participation in the plan.

B.	Termination Of Service:

Termination Of Service shall mean severance of Key Executive’s employment with Corporation for any cause which occurs prior to Key Executive’s Retirement other than by death or disability.

II.	ARTICLE TWO – EMPLOYMENT

A.	Employment:

Corporation agrees to employ Key Executive in such capacity as the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board Of Directors.

Key Executive agrees to remain in the Corporation’s employment, to devote his full time and attention exclusively to the business of the Corporation and to use his best efforts to provide faithful and satisfactory service to Corporation.

Employment services shall include temporary disability not to exceed three months, “leaves of absence” specifically-granted Key Executive by the Board Of Directors and periods of “military reserve duty”.

B.	No Employment Agreement Created:

No provision of this Agreement shall be deemed to restrict or limit any existing employment Agreement by and between the Corporation and the Key Executive nor shall any conditions herein create specific employment rights to the Key Executive nor limit the right of the Employer to discharge the Executive with or without cause. Nothing contained herein shall limit or alter the “At Will” nature of the Key Executives’ employee status with the corporation. In a similar fashion, no provision shall limit the Key Executive’s rights to voluntarily sever his employment at any time.

III.	ARTICLE THREE – DEFERRED COMPENSATION AND CORPORATION SALARY CONTINUATION CONTRIBUTION

A.	Deferred Compensation:

The Key Executive and the Corporation agree that Key Executive’s compensation, which would otherwise be receivable subsequent to the effective date of a Joinder Agreement, (and in such amount as specified in such Joinder Agreement), shall be reduced and that portion deferred as provided in this Agreement. Such salary reduction shall remain in effect throughout Key Executive’s employment, except to the extent that both parties to this Agreement mutually agree to modify contributions and the terms of this Agreement.

B.	Salary Continuation:

1.	Discretionary Contributions:

Corporation may provide contributions from time to time in various amounts as shall be determined by the Corporation in its sole discretion.

2.	Matching Contributions:

Corporation shall provide matching contributions in an amount equal to the Key Executive’s total annual deferral amount (dollar for dollar) to a maximum of $10,000 per plan year.

Such contributions (both discretionary and matching) are in the nature of Fringe Benefits and shall in no event be construed to effect nor limit the Key Executive’s current or any possible future salary increases, cash bonuses, profit-sharing credits or distributions, or other qualified or non-qualified benefits.

IV.	ARTICLE FOUR – BENEFITS

The following benefits provided by the Corporation to the Key Executive shall be available under this Agreement:

A.	Retirement Benefits:

If Key Executive shall remain in the employment of the Corporation until the “Normal Retirement Date” defined at Article One, A., then, in such event, he/she shall be entitled to receive quarterly from the Corporation the accumulated value of Key Executive’s salary reductions plus any salary continuation contributions of the Corporation based upon the return which Key Executive would have realized had a like amount been invested in a variable contract issued by Security Life of Denver. Such benefits shall commence on the first day of the month following such “Normal Retirement Date” and continue in quarterly installments, for a period of either 10 years, 15 years or 20 years as elected at retirement by the Key Executive.

In the event the Key Executive should die following “Normal Retirement” but before the expiration of payout period selected, the unpaid balance of such quarterly payments shall continue to be paid in quarterly installments for the remainder of such period to the beneficiary selected by Key Executive in the Joinder Agreement earlier described. In the absence of or failure of the Key Executive to designate a beneficiary, the unpaid balance shall be commuted at 10%, and paid in a lump sum to the Key Executive’s estate.

B.	Termination Of Service Or Voluntary Resignation:

1.	DEFERRED COMPENSATION:

Should Key Executive terminate service (other than by retirement, disability or death), Key Executive shall receive with respect to the salary reduction contribution accumulations with credited interest as determined in IV.A. above quarterly over a period of 5 years beginning 90 days after termination.

2.	SALARY CONTINUATION:

Should Key Executive terminate services (other than by retirement, disability or death) prior to the Normal Retirement Date, Key Executive shall be vested in the accumulations under the Salary Continuation arrangement according to the following schedule:

Years of Participation	Vested Percent
1 through 5	0%
6	20%
7	40%
8	60%
9	80%
10 or more	100%

C.	Death Benefits Prior To Retirement:

Death Benefits Prior To Retirement provided Key Executive shall be based upon the value of the Key Executives deferrals plus company contributions as well as any earnings thereon, payable in a lump-sum within ninety (90) days of death.

D.	Total And Permanent Disability:

In the event the Key Executive shall become totally and permanently disabled (either physically or mentally) prior to his/her Normal Retirement Date, Key Executive, his Attorney In Fact or whomever is appointed his/her personal guardian shall upon written request, be entitled to receive the sum agreed upon in the Joinder Agreement to be executed hereafter in quarterly payments payable on the first day of the month following a ninety (90) day waiting period during which the Key Executive shall have been continuously disabled. Such payments shall be made for a period of 10 years, 15 years or 20 years as elected by the Key Executive, his Attorney In Fact or personal guardian but if the Key Executive should die prior to the end of the payout period, the remaining installments shall be commuted at 10% and paid in a lump-sum to the beneficiary designated by Key Executive to receive any death benefits hereunder, as earlier-defined in Article III, D, above. Total and permanent disability shall be defined as the Key Executive being limited from performing the material and substantial duties of his/her occupation due to sickness or injury; and have a twenty percent (20%) or more loss in monthly earnings due to the same sickness or injury.

V.	ARTICLE FIVE – RESTRICTIONS UPON FUNDING

Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Key Executive, his beneficiaries or any successor in interest shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim against the Corporation.

The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent nature, and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities or other instrument or method, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Key Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

If Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Key Executive, then Key Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

VI.	ARTICLE SIX – MISCELLANEOUS

A.	Alienability And Assignment Prohibition:

Neither Key Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Key Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Key Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities shall forthwith cease and terminate.

B.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Key Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the Corporation, in its sole discretion subject to its obligations under Article IV hereof.

C.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

D.	Effect On Other Corporation Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Key Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation’s existing or future compensation structure.

E.	Headings:

Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

F.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of California.

VII.	ARTICLE SEVEN – ERISA PROVISIONS

A.	Named Fiduciary And Plan Administrator:

The “Named Fiduciary And Plan Administrator” of this plan shall be Anna’s Linen Company until its resignation or removal by the Board of Directors. As Named Fiduciary and Administrator, Anna’s Linen Company shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. It may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure And Arbitration:

In the event that benefits under this Plan Agreement are not paid to the Key Executive (or to his beneficiary in the case of the Key Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within sixty (60) days from the date payments are refused. The Plan Fiduciary and Administrator and the Corporation shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Fiduciary and Administrator fails to take any action within the aforesaid ninety-day period.

If claimants dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Corporation and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Corporation’s discharge of Key Executive “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

IN WITNESS WHEREOF, Anna’s Linen Company has executed this Executive Benefits Master Agreement on the        day of                     , 19    .

ANNA’S LINEN COMPANY
(WITNESS)

BY:
(WITNESS)		Alan Gladstone, President